Exhibit 99.1

Hemisphere Media Group Announces Third Quarter 2019 Financial Results

MIAMI, FL — (November 5, 2019) — Hemisphere Media Group, Inc. (NASDAQ: HMTV) (“Hemisphere” or the “Company”), the only publicly traded pure-play U.S. media company targeting the high-growth U.S. Hispanic and Latin American markets with leading broadcast and cable television and digital content platforms, today announced financial results for the third quarter ended September 30, 2019.

President and Chief Executive Officer of Hemisphere, Alan Sokol, said “During the quarter, our networks in the U.S. and Puerto Rico maintained and expanded on their leadership positions, as we continue to provide unique and fresh content for our fast-growing target audiences. We also continue to diversify our businesses by monetizing our valuable content with new licensing revenue streams and building a powerful streaming service for the Spanish-speaking world.

While Puerto Rico’s economy is stable, advertising spending was negatively impacted by the political unrest on the island during the summer that ultimately resulted in the resignation of the Governor. With a new Governor installed, calmness and confidence are returning to the market. We are beginning to see advertising return to normal spending levels, which will benefit WAPA, as the clear ratings leader in the market. We continue to believe that the future inflow of federal funds will further drive restoration and growth in Puerto Rico.

Our U.S. channels continue to perform very well.  Pasiones continued its strong momentum, marking its eleventh consecutive quarter of year-over-year growth. WAPA America achieved its highest rated quarter ever. Centroamerica TV also posted another quarter of strong ratings growth, increasing total day ratings by an impressive 49% year-over-year.

Our strategic investments, Pantaya and Canal 1, continue to show strong growth. Pantaya ended the third quarter with approximately 500,000 subscribers, and has recently released two acclaimed hit series, which should drive robust growth in the fourth quarter and beyond. In Colombia, Canal 1 entered into an important strategic alliance with Discovery, creating a content and commercial partnership under which some of Discovery’s most popular programs will air on Canal 1.

As of October 25, 2019, we reached an impasse in negotiations with DISH Network regarding the distribution of WAPA and WAPA America. As a result, both channels are currently not being broadcast to DISH customers. The Company has engaged in extended negotiations with DISH, but does not believe that DISH is properly valuing WAPA and WAPA America’s extraordinary lineup of news, sports and entertainment programming.

Given the impact of the political unrest on the Puerto Rico advertising market in the third quarter and the uncertain length of the DISH blackout, we are revising our full-year 2019 guidance to low double-digit percentage increase in Adjusted EBITDA.  However, our business fundamentals are strong, and we remain excited about the potential growth across our networks and strategic investments.”

Financial Results for the Three and Nine Months Ended September 30, 2019

Net revenues were $35.8 million for the three months ended September 30, 2019, a decrease of 4%, as compared to net revenues of $37.2 million for the same period in 2018. The decrease was due to lower advertising revenue, partially offset by an increase in affiliate revenue. Advertising revenue decreased $2.1 million, or 13%, due to: (i) disruption in the Puerto Rico advertising market caused by the political unrest during the quarter; (ii) the timing of Miss Universe Puerto Rico, which was produced in the second quarter of 2019, as compared to the third quarter of 2018; and (iii) softness in the U.S. direct response advertising market, which adversely impacted the Company’s cable networks. Affiliate revenue increased $0.7 million, or 4%, primarily due to contractual fee increases and the launch of Pasiones on Spectrum.

Net revenues were $110.1 million for the nine months ended September 30, 2019, an increase of 9%, as compared to $101.1 million for the same period in 2018. The increase was due to growth in all of the Company’s revenue streams. Advertising revenue increased $2.1 million, or 5%, primarily due to a favorable comparison with the first quarter of the prior year period, which was negatively impacted by Hurricane Maria. Affiliate revenue increased $5.6 million, or 10% primarily due to contractual fee increases and subscriber growth. Other revenue increased $1.3 million, as compared to the same period in 2018, driven by higher licensing revenue from our content library and revenue contributed by Snap Media, which was acquired in November 2018.

Operating expenses were $25.3 million for the three months ended September 30, 2019, a decrease of nearly 1%, as compared to operating expenses of $25.4 million for the same period in 2018, due to depreciation and amortization. The decrease was also due to the timing and production costs of Miss Universe Puerto Rico.

Operating expenses were $74.3 million for the nine months ended September 30, 2019, a decrease of 2%, as compared to operating expenses of $76.1 million for the same period in 2018, due to depreciation and amortization, as well as hurricane related expenses incurred in the prior year period, which we did not incur in the current year period. We also benefitted from incremental gains of $0.7 million related to the Federal Communications Commission (“FCC”) spectrum repack. The decrease was offset in part by higher programming and production expenses over the prior year period, when cost savings measures were implemented at WAPA following Hurricane Maria, and higher stock-based compensation. The gain from the FCC spectrum repack is included in operating income, but backed out of Adjusted EBITDA.

Net loss attributable to Hemisphere Media Group, Inc. was $3.2 million for the three months ended September 30, 2019, as compared to net loss of $1.1 million for the same period in 2018. Net loss attributable to Hemisphere Media Group, Inc. was $7.2 million for the nine months ended September 30, 2019, as compared to net loss of $13.7 million for the same period in 2018.

Adjusted EBITDA was $15.7 million for the three months ended September 30, 2019, a decrease of 2%, as compared to Adjusted EBITDA of $16.1 million for the same period in 2018. Adjusted EBITDA was $48.1 million for the nine months ended September 30, 2019, an increase of 16%, as compared to Adjusted EBITDA of $41.5 million for the same period in 2018.

Due to the impact of the political unrest on the Puerto Rico advertising market and the uncertain length of the blackout on DISH, the Company is revising it’s full-year 2019 Adjusted EBITDA guidance to low double-digit percentage growth from mid-teen percentage growth.

As of September 30, 2019, the Company had $207.5 million in debt and $85.2 million of cash. The Company’s gross leverage ratio was approximately 3.1x, and net leverage ratio was approximately 1.8x.

During the three months ended September 30, 2019, the Company funded $5.4 million into its joint ventures, including $4.5 million in Canal 1, and $0.9 million in Pantaya.

The following tables set forth the Company’s financial performance for the three and nine months ended September 30, 2019 and 2018, as well as select financial data as of September 30, 2019 and December 31, 2018:

HEMISPHERE MEDIA GROUP, INC.

Comparison of Consolidated Operating Results

(amounts in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
	(Unaudited)		(Unaudited)
Net revenues	$35,846	$37,239	$110,103	$101,065
Operating expenses:
Cost of revenues	10,445	11,039	31,976	31,300
Selling, general and administrative	11,869	11,095	33,583	32,787
Depreciation and amortization	2,581	4,023	9,204	12,040
Other expenses	530	193	1,183	967
Gain from FCC spectrum repack and other	(154)	(936)	(1,661)	(974)
Total operating expenses	25,271	25,414	74,285	76,120

Operating income	10,575	11,825	35,818	24,945

Other expenses, net:
Interest expense, net	(3,113)	(3,073)	(9,078)	(8,976)
Loss on equity method investments	(6,888)	(8,657)	(24,048)	(27,278)
Gain from insurance proceeds	—	2,080	—	2,080
Total other expenses, net	(10,001)	(9,650)	(33,126)	(34,174)
Income (loss) before income taxes	574	2,175	2,692	(9,229)

Income tax expense	(3,743)	(3,229)	(9,942)	(4,490)
Net loss	$(3,169)	$(1,054)	$(7,250)	$(13,719)

Net loss attributable to noncontrolling interests	—	—	37	—
Net loss attributable to Hemisphere Media Group, Inc.	$(3,169)	$(1,054)	$(7,213)	$(13,719)

Reconciliation of net loss attributable to Hemisphere Media Group, Inc. to Adjusted EBITDA:
Net loss attributable to Hemisphere Media Group, Inc.	$(3,169)	$(1,054)	$(7,213)	$(13,719)
Add (Deduct):
Net loss attributable to noncontrolling interests	—	—	(37)	—
Income tax expense	3,743	3,229	9,942	4,490
Other expenses, net	10,001	9,650	33,126	34,174
Gain from FCC spectrum repack and other	(154)	(936)	(1,661)	(974)
Transaction and non-recurring expenses	530	220	1,190	1,479
Depreciation and amortization	2,581	4,023	9,204	12,040
Stock-based compensation	2,175	969	3,535	2,967
Hurricane related expenses	—	—	—	1,048
Adjusted EBITDA	$15,707	$16,101	$48,086	$41,505

Selected Financial Data:

(amounts in thousands)

	As of		As of
	September 30, 2019		December 31, 2018
	(Unaudited)		(Audited)
Cash	$85,227		$94,478
Debt	$207,480		$209,081

Leverage ratio (a):	3.1	x	3.5	x
Net leverage ratio (b):	1.8	x	1.9	x

(a) Represents gross debt divided by Adjusted EBITDA for the last twelve months. This ratio differs from the calculation contained in the Company’s amended term loan.

(b)  Represents gross debt less cash divided by Adjusted EBITDA for the last twelve months. This ratio differs from the calculation contained in the Company’s amended term loan.

The following table presents estimated subscriber information (unaudited):

	Subscribers (a) (amounts in thousands)
	September 30, 2019	December 31, 2018	September 30, 2018
U.S. Cable Networks:
WAPA America (b)	4,290	4,417	4,508
Cinelatino	4,497	4,639	4,745
Pasiones	4,739	4,360	4,573
Centroamerica TV	4,126	4,276	4,358
Television Dominicana	2,396	2,273	2,229
Total	20,048	19,965	20,413

Latin America Cable Networks:

Cinelatino	16,165	16,769	16,365
Pasiones	16,686	15,958	16,004
Total	32,851	32,727	32,369

(a)         Amounts presented are based on most recent remittances received from the Company’s distributors as of the respective dates shown above, which are typically two months prior to the dates shown above.

(b)         Excludes digital basic subscribers.

Non-GAAP Reconciliations

Within Hemisphere’s third quarter 2019 press release, Hemisphere makes reference to the non-GAAP financial measure, “Adjusted EBITDA.” Whenever such information is presented, Hemisphere has complied with the provisions of the rules under Regulation G and Item 2.02 of Form 8-K. When presenting Adjusted EBITDA, Hemisphere’s management adds back (deducts) from net loss attributable to Hemisphere Media Group, Inc., net loss attributable to non-controlling interest, depreciation expense, amortization of intangibles, gain from FCC spectrum repack and other, other expenses, net, transaction and non-recurring expenses, hurricane related expenses, income tax expense, and stock-based compensation. The specific reasons why Hemisphere’s management believes that the presentation of this non-GAAP financial measure provides useful information to investors regarding Hemisphere’s financial condition, results of its operations and cash flows has been provided in the Form 8-K filed in connection with this press release. A reconciliation of net loss attributable to Hemisphere Media Group, Inc. to Adjusted EBITDA can be found above in the table that sets forth Hemisphere’s financial performance for the three and nine months ended September 30, 2019 and 2018.

Conference Call

Hemisphere will conduct a conference call to discuss its third quarter 2019 results at 10:00 AM ET on Tuesday, November 5, 2019. A live broadcast of the conference call will be available online via the Company’s Investor Relations website located at http://ir.hemispheretv.com/. Alternatively, interested parties can access the conference call by dialing (877) 497-1436, or from outside the United States by dialing (262) 558-6292, at least five minutes prior to the start time. The conference ID for the call is 4068992.

A replay of the call will be available beginning at approximately 1:00 PM ET on Tuesday, November 5, 2019 by dialing (855) 859-2056, or from outside the United States by dialing (404) 537-3406. The conference ID for the replay is 4068992.

Forward-Looking Statements

Statements in this press release and oral statements made from time to time by representatives of Hemisphere may contain certain statements about Hemisphere and its consolidated subsidiaries that are “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These include, but are not limited to, the effects of Hurricane Maria in the short and long-term on Hemisphere’s business and the advertising market in Puerto Rico as well as Hemisphere’s customers, employees, third-party vendors and suppliers, the effect on affiliate revenue that Hemisphere receives, short and long-term migration shifts in Puerto Rico, Hemisphere’s ability to timely and fully recover proceeds under our insurance policies, Hemisphere’s ability to successfully integrate the acquired assets and achieve anticipated synergies, statements relating to Hemisphere’s future financial and operating results (including growth and earnings), plans, objectives, expectations and intentions and other statements that are not historical facts. These statements are based on the current expectations of the management of Hemisphere and are subject to uncertainty and changes in circumstance, which may cause actual results to differ materially from those expressed or implied in such forward-looking statements. Without limitation, any statements preceded or followed by or that include the words “targets,” “plans,” “believes,” “expects,” “intends,” “will,” “likely,” “may,” “anticipates,” “estimates,” “projects,” “should,” “would,” “expect,” “positioned,” “strategy,” “future,” or words, phrases or terms of similar substance or the negative thereof, are forward-looking statements. In addition, these statements are based on a number of assumptions that are subject to change. Factors that could cause actual results to differ materially from those expressed or implied by the forward-looking statements are discussed under the headings “Risk Factors” and “Forward-Looking Statements” in Hemisphere’s most recent Annual Report on Form 10-K, filed with the Securities and Exchange Commission (“SEC”), as they may be updated in any future reports filed with the SEC. If one or more of these factors materialize, or if any underlying assumptions prove incorrect, Hemisphere’s actual results, performance, or achievements may vary materially from any future results, performance or achievements expressed or implied by these forward-looking statements. Forward-looking statements included herein are made as of the date hereof, and Hemisphere undertakes no obligation to update publicly such statements to reflect subsequent events or circumstances.

About Hemisphere Media Group, Inc.

Hemisphere Media Group, Inc. (HMTV) is the only publicly traded pure-play U.S. media company targeting the high-growth U.S. Hispanic and Latin American markets with leading television and digital content platforms. Headquartered in Miami, Florida, Hemisphere owns and operates five leading U.S. Hispanic cable networks, two Latin American cable networks, the leading broadcast television network in Puerto Rico, and has ownership interests in a leading broadcast television network in Colombia, a Spanish-language content distribution company, and a Spanish-language OTT service in the U.S.

Contact:

Edelman Financial Communications for Hemisphere Media Group

Danielle O’Brien

(212) 704-8166

Danielle.obrien@edelman.com